UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (date of earliest event reported): February 26, 2004


                        TREASURE MOUNTAIN HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)


           Nevada                     000-32741               84-1394211
----------------------------        ------------         -------------------
(State or other jurisdiction        (Commission             (IRS Employer
       of incorporation)            File Number)         Identification No.)


              1390 South 1100 East #204, Salt Lake City, Utah 84111
              -----------------------------------------------------
               (Address of principal executive offices) (Zip Code)



Registrant's telephone number, including area code:  (801) 322-0253

Item 1.  Changes in Control of Registrant

         On February 26, 2004, there was a change in control of Treasure Mountain Holdings, Inc. (the "Company" or "TMH") effected pursuant to a Common Stock Purchase Agreement among George I. Norman III, Alewine Limited Liability Company, Lane Clissold and Raven Clissold (collectively the "Sellers"), Scimitar Holdings, LLC (the "Buyer") and the Company (the "Stock Purchase Agreement"). Under the Stock Purchase Agreement, the Buyer acquired from the Sellers 2,781,640 shares of the Company's common stock, representing 82% of the Company's outstanding shares, for the aggregate cash purchase price of $270,000 ($0.097 per share) paid at the closing on February 26, 2004. The Buyer is a New York limited liability company and a wholly-owned subsidiary of Spencer Trask & Co., a Delaware corporation. The amount of the purchase price was contributed to Scimitar by Spencer Trask & Co. as capital. As a result of its stock ownership of the Company, under applicable law and pursuant to the Service Agreement (described in Item 5 hereof), the Buyer has the right to elect all of the members of the Company's Board of Directors and thereby to control the management and policies of the Company. Under the Service Agreement, certain of the Sellers and the Buyer have an arrangement concerning the future election or appointment of members of the Company's Board of Directors.

         The following table sets forth information, to the Company's best knowledge as of February 26, 2004 and immediately following the closing of the Stock Purchase Agreement, regarding each person known to own beneficially more than 5% of the Company's common stock, each director of TMH and all directors and executive officers of TMH as a group.

Name and Address                                            Amount of                  Percent
of Beneficial Owner                                     Beneficial Ownership         of Class(1)
--------------------                                    --------------------         -----------
Scimitar Holdings, LLC(2)                                   2,781,640                   82.2 %
   c/o Spencer Trask & Co., Inc.
   535 Madison Avenue
   New York, NY 10022

Alewine Limited Liability Company(3)                         87,624                      2.6 %
   3305 West Spring Mountain Rd. #60
   Las Vegas, NV 89102

George I. Norman III *                                       60,020                      1.8 %
   1390 South 1100 East # 204
   Salt Lake City, UT 84105

Lane Clissold *                                              310,286                     9.2 %
   135 West 900 South
   Salt Lake City, UT 84101

All directors and executive officers                       457,930(4)                   13.6 %
   as a group (two persons)

 *   Director and/or executive officer

     Note: Unless otherwise indicated in the footnotes below, each person above has sole voting and dispositive power in respect of the shares indicated above.

         (1) Based upon 3,382,117 shares of common stock outstanding on February 26, 2004.
         (2) Scimitar Holdings, LLC is a New York limited liability company and a wholly-owned subsidiary of Spencer Trask & Co., a Delaware corporation, of which Kevin B. Kimberlin is the controlling stockholder and Chairman.
         (3) Alewine Limited Liability Company is a Nevada limited liability company managed by George I. Norman III, TMH's President, through which his self-employment consulting business is conducted. Alewine is principally owned by a Norman family trust. By resolution of its members, Mr. Norman has voting and investment control over Alewine.
         (4) Includes 87,624 shares owned by Alewine Limited Liability Company that is managed by Mr. Norman, TMH's President.


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

Item 5.  Other Events and Regulation FD Disclosure

         In addition to the Stock Purchase Agreement and contemporaneous therewith, Messrs. Norman and Clissold, the sole directors and executive officers of the Company, entered into an Administrative Services Agreement (the "Service Agreement") with Scimitar and the Company. Under the provisions of the Service Agreement, Messrs. Norman and Clissold will remain as the directors and executive officers of the Company for the primary purpose of performing administrative duties and tasks in maintaining the day-to-day functions of the Company. Further, Messrs. Norman and Clissold must (i) obtain the approval of Scimitar before entering into certain specified types of transactions on behalf of the Company, (ii) appoint designees of Scimitar to fill vacancies on the Company's Board of Directors, and (iii) resign their positions as executive officers and/or directors if so requested by Scimitar.

         The term of the Service Agreement is until July 31, 2004, which term may be extended by the parties. Commencing May 15, 2004, the Company will pay Messrs. Norman and Clissold an aggregate of $1,000 per month in the form of shares of Company common stock, to be valued at the greater of $0.10 per share or the average of the closing price of the common stock during the five trading days immediately prior to the issuance date. Also, Mr. Norman will receive $1,000 per month cash compensation commencing March 15, 2004 and for the term of the Service Agreement.

         The Company is reviewing and evaluating its present business and financial position and it is anticipated that its business activities and plan of operations will change following the change of control described in Item 1 above. The Company has no definitive plans as to its future operations nor has it entered into any agreement or understanding involving any potential new business or activity. The Company does not presently have any specific transaction that it intends to effect. There can be no assurance as to when or if the Company will enter into any such agreement and there is no assurance as to the Company's future business activities.


Item 7.  Financial Statements and Exhibits

         (c)  Exhibits

              10.1    Common Stock Purchase Agreement
              10.2    Administrative Services Agreement


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


                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  March 11, 2004                  TREASURE MOUNTAIN HOLDINGS, INC.


                                       By:   /S/   George I. Norman III
                                           -------------------------------------
                                             George I. Norman III, President



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